            EXHIBIT 99.1

News
For Immediate Release
4 Landmark Square Suite 400 Stamford, CT 06901 Telephone: (203) 975-7110 Fax: (203) 975-7902

Contact: Robert B. Lewis (203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS
AND CONFIRMS FULL YEAR 2012 ESTIMATE

STAMFORD, CT, April 26, 2012 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported first quarter 2012 net income of $32.8 million, or $0.47 per diluted share, as compared to first quarter 2011 net income of $26.1 million, or $0.37 per diluted share.  Adjusted net income per diluted share was $0.50 for the first quarter of 2012 as compared to $0.41 for the first quarter of 2011, after adjustments increasing net income per diluted share by $0.03 and $0.04, respectively.  A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company, which adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

“We are off to another strong start in 2012, as we delivered adjusted net income per diluted share of $0.50, an increase of 22.0 percent over the prior year, took advantage of favorable credit markets and made incremental contributions to fully fund our Company sponsored pension plans,” said Tony Allott, President and CEO.  “Each of our businesses performed well for the quarter, showing improvement versus the prior year.  Our metal container and closures businesses were favorably impacted by an increase in unit volumes.  Our plastic container business benefited from the favorable effect of the lagged pass through of resin costs and began to show improvement in its operating performance,” continued Mr. Allott.  “Based on our first

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SILGAN HOLDINGS
April 26, 2012

quarter performance, we remain positive in our outlook for the year and as a result are confirming our full year 2012 earnings estimate of adjusted net income per diluted share in the range of $2.80 to $2.90,” concluded Mr. Allott.

Net sales for the first quarter of 2012 were $768.4 million, an increase of $65.3 million, or 9.3 percent, as compared to $703.1 million in 2011, as each business posted gains in net sales versus the prior year quarter.

Income from operations for the first quarter of 2012 was $65.8 million, an increase of $12.2 million, or 22.8 percent, as compared to $53.6 million for the first quarter of 2011, and operating margin increased to 8.6 percent from 7.6 percent for the same periods.  The increase in income from operations was attributable to higher income from operations across all of our businesses and lower corporate expenses.

Interest and other debt expense for the first quarter of 2012 was $15.6 million, an increase of $1.7 million as compared to 2011.  This increase was primarily due to higher average outstanding borrowings principally as a result of the incurrence of Euro borrowings to fund the acquisition of Vogel & Noot in March 2011, the refinancing of the senior secured credit facility in July 2011 and the recent issuance of $500 million aggregate principal amount of 5% Senior Notes due 2020, partially offset by lower average interest rates.  On April 9, 2012, the Company redeemed all $250 million of its outstanding 7¼% Senior Notes due 2016 at a redemption price of 112.37% of their principal amount, or $280.9 million, using proceeds from the 5% Senior Notes.  As a result, the Company will record a charge, estimated at $0.37 per diluted share net of tax, for the early extinguishment of debt in the second quarter of 2012.

Metal Containers
Net sales of the metal containers business were $444.9 million for the first quarter of 2012, an increase of $54.4 million, or 13.9 percent, as compared to $390.5 million in 2011.  This increase was primarily the result of the inclusion of net sales from the acquisitions of Vogel & Noot and the Nestlé Purina PetCare steel can operations and higher average selling prices as a result of the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.

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SILGAN HOLDINGS
April 26, 2012

Income from operations of the metal containers business in the first quarter of 2012 increased $3.6 million to $42.0 million as compared to $38.4 million in 2011, while operating margin decreased to 9.4 percent from 9.8 percent over the same periods.  The increase in income from operations was primarily the result of the impact from acquisitions and continued improvement in manufacturing efficiencies, partially offset by an increase in depreciation expense.

Closures
Net sales of the closures business were $163.0 million in the first quarter of 2012, an increase of $3.0 million, or 1.9 percent, as compared to $160.0 million in 2011.  This increase was primarily the result of higher unit volumes principally in the U.S. and an increase in average selling prices due to the pass through of higher raw material costs, partially offset by the impact of unfavorable foreign currency translation.

Income from operations of the closures business for the first quarter of 2012 increased $2.2 million to $18.0 million as compared to $15.8 million in 2011, and operating margin increased to 11.0 percent from 9.9 percent over the same periods.  The increase in income from operations was primarily due to higher unit volumes, continued improvement in manufacturing efficiencies and operating cost savings, partially offset by an increase in rationalization charges.  Rationalization charges were $2.1 million in the first quarter of 2012 primarily as a result of the recently announced headcount reductions in European manufacturing facilities and the corporate office in the U.S.  Rationalization charges of $1.1 million were recognized in the first quarter of 2011.

Plastic Containers
Net sales of the plastic container business were $160.5 million in the first quarter of 2012, an increase of $7.9 million, or 5.2 percent, as compared to $152.6 million in 2011.  This increase was primarily due to higher average selling prices as a result of the pass through of higher resin costs.

Income from operations of the plastic container business for the first quarter of 2012 was $8.9 million, an increase of $2.6 million as compared to $6.3 million in 2011, and operating margin increased to 5.5 percent from 4.1 percent over the same periods.  The increase in income from

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SILGAN HOLDINGS
April 26, 2012

operations was primarily attributable to the favorable comparison of the year-over-year resin pass through lag effect which benefited the first quarter of 2012, the benefits from cost reduction initiatives and slightly better operating performance.  Rationalization charges were $1.5 million in the first quarter of 2012 primarily as a result of the recently announced shut down of the Breinigsville (Allentown), Pennsylvania manufacturing facility.  Rationalization charges were $0.6 million in the first quarter of 2011.

Capital Stock and Dividends
The Company repurchased an aggregate of 114,199 shares of its common stock at an average price per share of $43.92, for a total purchase price of $5.0 million, in the first quarter of 2012.

On March 26, 2012, the Company paid a quarterly cash dividend in the amount of $0.12 per share to holders of record of common stock of the Company on March 12, 2012.  This dividend payment aggregated $8.5 million.

Outlook for 2012
The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2012 in the range of $2.80 to $2.90.  This estimate includes higher interest expense due to higher outstanding debt as a result of the issuance of the 5% Senior Notes largely offset by the benefit from the recent pension plan contributions, and excludes rationalization charges and the loss on early extinguishment of debt resulting from the redemption of the 7¼% Senior Notes in April 2012.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2012, which excludes rationalization charges and the loss on early extinguishment of debt, in the range of $0.55 to $0.60.  This estimate compares to adjusted net income per diluted share of $0.53 in the second quarter of 2011.

The Company’s estimate of free cash flow, a Non-GAAP financial measure used by the Company which adjusts net cash provided by operations for capital expenditures and changes in outstanding checks, remains unchanged in the range of $200 million to $250 million for the year ended December 31, 2012, exclusive of voluntary pension contributions and the premium paid

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SILGAN HOLDINGS
April 26, 2012

on the early redemption of the 7¼% Senior Notes.  In March and April 2012, the Company made aggregate voluntary cash contributions of $76.0 million to its domestic pension benefit plans which fully funded its December 31, 2011 pension benefit obligations and a portion of its future service costs associated with these plans.  These contributions are expected to result in lower future funding requirements for the Company sponsored pension plans.

Conference Call
Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2012 at 11:00 a.m. eastern time on April 26, 2012.  The toll free number for those in the U.S. and Canada is (888) 505-4369, and the number for international callers is (719) 325-2485.  For those unable to listen to the live call, a taped rebroadcast will be available through May 10, 2012.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code is 5247487.
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Silgan Holdings is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $3.5 billion in 2011.  Silgan operates 82 manufacturing facilities in North and South America, Europe and Asia.  Silgan is a leading supplier of metal containers in North America and Europe, and a leading worldwide supplier of metal, composite and plastic vacuum closures for food and beverage products.  In addition, Silgan is a leading supplier of plastic containers for personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934.   Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2011 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2012	2011

Net sales	$768.4	$703.1

Cost of goods sold	654.4	601.1

Gross profit	114.0	102.0

Selling, general and administrative expenses	44.6	46.7

Rationalization charges	3.6	1.7

Income from operations	65.8	53.6

Interest and other debt expense	15.6	13.9

Income before income taxes	50.2	39.7

Provision for income taxes	17.4	13.6

Net income	$32.8	$26.1

Earnings per share:
Basic net income per share	$0.47	$0.37
Diluted net income per share	$0.47	$0.37

Cash dividends per common share	$0.12	$0.11

Weighted average shares (000’s):
Basic	69,940	69,983
Diluted	70,265	70,500

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2012	2011
Net sales:
Metal containers	$444.9	$390.5
Closures	163.0	160.0
Plastic containers	160.5	152.6
Consolidated	$768.4	$703.1

Income from operations:
Metal containers	$42.0	$38.4
Closures (a)	18.0	15.8
Plastic containers (b)	8.9	6.3
Corporate	(3.1)	(6.9)
Consolidated	$65.8	$53.6

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2012	2011	2011
Assets:
Cash and cash equivalents	$648.5	$135.8	$397.1
Trade accounts receivable, net	368.2	377.9	339.9
Inventories	687.9	654.5	554.2
Other current assets	43.5	47.5	42.6
Property, plant and equipment, net	1,066.7	1,081.9	1,064.7
Other assets, net	603.0	557.5	580.6
Total assets	$3,417.8	$2,855.1	$2,979.1

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$392.5	$408.5	$507.7
Current and long-term debt	1,911.8	1,443.0	1,376.3
Other liabilities	419.4	415.8	437.1
Stockholders’ equity	694.1	587.8	658.0
Total liabilities and stockholders’ equity	$3,417.8	$2,855.1	$2,979.1

(a)	Includes rationalization charges of $2.1 million and $1.1 million in 2012 and 2011, respectively.
(b)	Includes rationalization charges of $1.5 million and $0.6 million in 2012 and 2011, respectively.
(c)	Includes costs attributable to announced acquistions of $1.8 million in 2011.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2012	2011

Cash flows provided by (used in) operating activities:
Net income	$32.8	$26.1
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	42.2	38.3
Rationalization charges	3.6	1.7
Other changes that provided (used) cash, net of effects from acquisitions:
Trade accounts receivable, net	(27.6)	(69.8)
Inventories	(129.5)	(114.2)
Trade accounts payable and other changes, net	3.0	59.0
Contributions to domestic pension benefit plans	(30.0)	-
Net cash used in operating activities	(105.5)	(58.9)

Cash flows provided by (used in) investing activities:
Purchases of businesses, net of cash acquired	(51.0)	(264.4)
Capital expenditures	(26.3)	(33.5)
Proceeds from asset sales	0.2	0.2
Net cash used in investing activities	(77.1)	(297.7)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(8.5)	(7.8)
Changes in outstanding checks – principally vendors	(63.2)	(101.1)
Shares repurchased under authorized repurchase program	(5.0)	-
Net borrowings and other financing activities	510.7	426.1
Net cash provided by (used in) financing activities	434.0	317.2

Cash and cash equivalents:
Net increase (decrease)	251.4	(39.4)
Balance at beginning of year	397.1	175.2
Balance at end of period	$648.5	$135.8

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter ended March 31,

Table A

	2012	2011

Net income per diluted share as reported	$0.47	$0.37

Adjustments:
Rationalization charges	0.03	0.02
Costs attributable to announced acquisitions	-	0.02

Adjusted net income per diluted share	$0.50	$0.41

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

        Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2012	2012	2011	2012	2012	2011
Net income per diluted share as estimated
for 2012 and as reported for 2011	$0.16	$0.21	$0.73	$2.32	$2.42	$2.75

Adjustments:
Rationalization charges	0.02	0.02	0.02	0.11	0.11	0.07
Proceeds from termination of merger agreement	-	-	(0.37)	-	-	(0.37)
Costs attributable to announced acquisitions(2)	-	-	0.12	-	-	0.14
Loss on early extinquishment of debt	0.37	0.37	-	0.37	0.37	0.01
Resolution of past product liability dispute	-	-	0.03	-	-	0.03
Adjusted net income per diluted share as estimated for 2012 and presented for 2011	$0.55	$0.60	$0.53	$2.80	$2.90	$2.63

(1)  The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges, proceeds from the termination of acquisition agreements, costs attributable to announced acquisitions, the loss on early extinguishment of debt and the impact from the resolution of a past product liability dispute from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. Costs attributable to announced acquisitions consist of third party fees and expenses that are viewed by management as part of the acquisition and not indicative of the on-going cost structure of the Company. Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.

(2)  Costs attributable to announced acquisitions have not been estimated for future periods.